EXHIBIT 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20180458530-96
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/22/2018 12:40 PM
	Entity Number E0582572011-7

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

S&W Seed Company

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The undersigned, the Chief Executive Officer of S&W Seed Company, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation (the "Board") by Article IV of the Articles of Incorporation of the Corporation (the "Articles"), the following resolution was adopted by the Board on August 31, 2018:

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3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

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RESOLVED, that the Board, pursuant to authority expressly vested in it by Article IV of the Articles, hereby authorizes the issuance of a series of Preferred Stock designated as Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles which are applicable to the Preferred Stock of all classes and series) as follows:

Series A Convertible Preferred STOCK

  Designation, Amount and Par Value. The following series of Preferred Stock shall be designated as the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be 7,235 shares. Each share of Series A Preferred Stock shall have a par value of $0.001 per share. The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and the approval by the Required Holders (as defined below) voting as a separate class; provided that no decrease shall reduce the number of shares of any Series A Preferred Stock to a number less than the number of shares of such series then outstanding.

  Rank. The Series A Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation rank (a) senior and prior to all Junior Stock and (b) on parity in all respects with all Parity Stock.

  Certain Definitions. As used in this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (this "Certification of Designation"), the following terms shall have the respective meanings set forth below:

  "Bylaws" means the Second Amended and Restated Bylaws of the Corporation.

  "Business Day" means any day, other than a Saturday, Sunday or other day, on which banks in the City of New York are authorized or required by law or executive order to remain closed.

  "Common Stock" means the Common Stock, par value $0.001 per share, of the Corporation, including the stock into which the Series A Preferred Stock is convertible, and any other series of common stock of the Corporation that is authorized by the Corporation in accordance with the Articles following the date hereof.

  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

  "Conversion Amount" means, as of any date, the number of shares of Common Stock determined by dividing the Stated Value of the number of shares of Series A Preferred Stock being so converted by the Conversion Price in effect on such date.

  "Conversion Price" means $3.11, subject to adjustment as provided herein.

  "Conversion Shares" means the shares of Common Stock into which the Series A Preferred Stock is convertible.

  "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

  "Holder" or "Holders" means a holder or holders of Series A Preferred Stock.

  "Junior Stock" shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock established after the Original Issue Date, by the Board, the terms of which do not expressly provide that such class or series ranks on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

  "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

  "Original Issue Date" means the filing date of this Certificate of Designation.

  "Parity Stock" shall mean any class of capital stock or series of preferred stock established after the Original Issue Date by the Board, the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

  "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

  "Principal Market" means The Nasdaq Stock Market LLC or other national or regional securities exchange on which the Common Stock is then listed.

  "Proposals" means the proposals to be submitted to the stockholders of the Corporation at the Stockholders Meeting, for the purpose of seeking approval of the stockholders of the Corporation for the issuance of all shares of Common Stock issuable upon the full conversion of the Series A Preferred Stock issued pursuant to the Purchase Agreement and any change of control that may be deemed to occur as a result of such issuance and sale pursuant to the applicable rules of the Principal Market.

  "Purchase Agreement" means that certain Securities Purchase Agreement, dated September 5, 2018, by and among the Corporation and each of the investors party thereto, as it may be amended, supplemented or otherwise modified from time to time.

  "Recapitalization Event" means any transaction or series of related transactions (a) that constitutes the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, (b) that constitutes any acquisition of the Corporation by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Corporation with any other entity in which the Corporation's stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (c) that constitutes the sale or disposition (including by way of merger, consolidation or otherwise) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, except where such sale or disposition is to a wholly-owned Subsidiary of the Corporation or (d) following which the Corporation's stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Corporation or surviving entity (or, if the surviving entity is a wholly-owned Subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity).

  "Required Holders" means, as of any date, the holders of a majority of the Series A Preferred Stock outstanding as of such date.

  "Stated Value" means $3,110 per share of Series A Preferred Stock.

  "Stockholder Approval" means the approval by the stockholders of the Corporation of the Proposals at the Stockholders Meeting in accordance with applicable law, the Articles, the Bylaws and the applicable requirements of the Principal Market.

  "Stockholders Meeting" means a meeting of the stockholders of the Corporation, for the purpose of voting on the Proposals, and to be held subject to and in accordance with the Articles, the Bylaws and Section 5.1 of the Purchase Agreement.

  "Subsidiary" means, with respect to any Person (in this definition referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

  Dividends. A Holder shall be entitled to receive any dividend declared and paid to holders of shares of Common Stock (excluding dividends or distributions referred to in Section 7) as if such Holder's shares of Series A Preferred Stock had been converted into Common Stock pursuant to the calculation set forth in the first sentence of Section 6(a) (without taking into account the limitations on conversion set forth in clauses (i) and (ii) of the proviso thereof) upon the record date of such dividend.

  Liquidation Preference.

    Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking senior to the Common Stock and Series A Preferred Stock upon Liquidation, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to a liquidation preference equal to the greater of (i) the Stated Value per share of Series A Preferred Stock and (ii) the payment such holders would have received had such shares of Series A Preferred Stock, immediately prior to such liquidation, dissolution or winding-up, been converted into shares of Common Stock (in the manner described in the first sentence of Section 6(a) (without taking into account the limitations on conversion set forth in clauses (i) and (ii) of the proviso thereof)). For all purposes hereof, a Recapitalization Event shall be deemed a Liquidation within the meaning of this Section 5.

    Upon any Liquidation, then, the Corporation shall give, by first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, (i) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of such Liquidation and (ii) at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Liquidation.

  Approved Conversion.

    Upon obtaining Stockholder Approval, the outstanding shares of Series A Preferred Stock shall automatically and without the need for any further action by any Person be converted into such number of fully paid and nonassessable whole shares of Common Stock equal to the Conversion Amount (subject to the adjustment provided for by Section 7 below), without payment of any additional consideration by the Holder thereof.

    From and after the conversion of any share of Series A Preferred Stock hereunder, the Holders shall have the right to receive the shares of Common Stock to which they are entitled upon surrender of the certificate or certificates representing the shares of Series A Preferred Stock so converted to the Corporation at its principal office (or such other office or agency as the Corporation may designate by notice in writing to the Holders).

    Within five (5) Business Days after the delivery and surrender by a Holder of certificates representing shares and/or fractional shares of Series A Preferred Stock converted hereunder (such date, the "Share Delivery Date"), the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address(es) and tax identification number(s)) as such Holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock (or, as applicable, a credit to the Holder's balance account with the Depository Trust Corporation for such number of shares of Common Stock to which the Holder is entitled upon such conversion).

  Adjustment of Conversion Price and Number of Conversion Shares upon Subdivision or Combination of Common Stock. If the Corporation, at any time while Series A Preferred Stock is outstanding, subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased (e.g., a 2:1 Common Stock split shall result in a decrease in the Conversion Price by one-half (1/2) and a doubling of the number of Conversion Shares, taking into account all prior adjustments made thereto under this Section 7). If the Corporation at any time on or after the Original Issue Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased (e.g., a 1:2 Common Stock combination shall result in an increase in the Conversion Price by a multiple of 2 and a decrease of the number of Conversion Shares by one-half (1/2), taking into account all prior adjustments made thereto under this Section 7). Any adjustment under this Section 7 shall become effective at the close of business on the date the subdivision or combination becomes effective.

  Stock to be Reserved. The Corporation will at all times, before and after it has obtained the Stockholder Approval, reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares and fractions of shares of Series A Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Articles.

  Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series, and may be redesignated as any series of Preferred Stock and reissued.

  Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

  Voting Rights.

    Except as required by law, the Holders shall not be entitled, in respect of their holdings of Series A Preferred Stock, to vote at any meeting of the stockholders of the Corporation for the election of directors to the Board or for any other purpose, to otherwise participate in any action taken by the Corporation or the stockholders thereof.

    So long as any Series A Preferred Stock remains outstanding, the Corporation will not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise),without the prior written consent of the Required Holders:

      authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to or on parity with the Series A Preferred Stock (including, without limitation, any Parity Stock) with respect to the payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up, or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

      amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred Stock;

      issue any new, reclassify any existing equity interests into, or issue to any Person (other than a wholly-owned Subsidiary of the Corporation) any equity interests (including, without limitation, any Preferred Stock), or indebtedness or debt securities, in each case convertible into, equity interests of the Corporation or any Subsidiary of the Corporation;

      make any election, alter its legal structure or enter into any transaction, agreement or arrangement or take any other action, that would reasonably be expected to result in the Series A Preferred Stock being treated other than as preferred equity in an entity taxable as a corporation for U.S. federal, state and local income tax purposes (it being understood and agreed that any transaction, agreement or arrangement or action taken or entered into in the ordinary course of business of the Corporation and its Subsidiaries would not reasonably be expected to result in the Series A Preferred Stock being treated other than as preferred equity in an entity taxable as a corporation for U.S. federal, state and local income tax purposes); or

      enter into any agreement to do or consent to any of the foregoing.

    The Holders shall be entitled to notice of, and to thereafter attend, all meetings of the stockholders of the Corporation in accordance with, this Certificate of Designation, the Articles and the Bylaws.

  No Preemptive Rights. No Holder shall have any preemptive rights to subscribe to any issue of the same or other capital stock of the Corporation.

  No Waiver. Except as otherwise modified or provided for herein, the Holders shall be entitled to, and shall not be deemed to have waived, any applicable rights granted to holders of a corporation's preferred stock under the General Corporation Law of the State of Delaware.

  No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights granted hereunder of the Holders against impairment.

  Amendment; Waiver. Any term of the Series A Preferred Stock may be amended or waived (including the adjustment provisions included in Section 7 hereof) upon the written consent of the Corporation and the Required Holders.

  Action by Holders. Any action or consent to be taken or given by the holders of the Series A Preferred Stock may be given either at a meeting of the Holders called and held for such purpose or by written consent.

  Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder's fractional shares, to receive dividends and to have the benefit of all other rights of Holders. Any reference herein to shares of Series A Preferred Stock shall be deemed to refer to a share or fraction of a share, as the case may be.